Exhibit 5.1


                  [Letterhead of KIRKPATRICK & LOCKHART, LLP.]

September  4,  2003


LocatePLUS  Holdings  Corporation
100  Cummings  Center
Suite  235M
Beverly,  Massachusetts  01915

     RE:     LOCATEPLUS  HOLDINGS  CORPORATION
     REGISTRATION  STATEMENT  ON  FORM  SB-2
     ---------------------------------------

Ladies  and  Gentlemen:

     We have acted as special counsel to LocatePLUS Holdings Corporation (the "Corporation") in connection with the preparation of the Registration Statement on Form SB-2 (File Number 333- 107720), as amended, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed resale of up to 22,500,000 shares of the Corporation's Class A Voting Common Stock, par value $0.01 per share (the "Common Stock").

     We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement.

     We are familiar with the Registration Statement, and we have examined the Corporation's Amended and Restated Certificate of Incorporation, as amended to date, the Corporation's By-laws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and stockholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholders (as defined in the Registration Statement) to the public, when issued and sold in the manner described in the Registration Statement (as amended), will be validly issued, fully paid and non-assessable.


     Very  truly  yours,

 /s/ KIRKPATRICK  &  LOCKHART  LLP

     KIRKPATRICK  &  LOCKHART  LLP